UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2007

GUITAR CENTER, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5795 Lindero Canyon Road Westlake Village, California		91362
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

In response to an inquiry from an institutional shareholder advisory service, Guitar Center, Inc. (the “Company”) has been requested to provide the following supplementary information:

In “Proposal No. 2 - Approval of the Amendment to the 2004 Guitar Center, Inc. Incentive Stock Award Plan to, Among Other Things, Increase the Number of Shares Authorized for Issuance” of the Company’s Proxy Statement for Annual Meeting of Stockholders (the “Annual Meeting”), as filed with the Securities and Exchange Commission on April 10, 2007 (the “Proxy”), the Company disclosed that as of March 23, 2007, awards covering an aggregate of 1,353,044 shares were outstanding under the 2004 Guitar Center, Inc. Incentive Stock Award Plan (the “2004 Plan”), and 1,301,269 shares, plus any shares that might in the future be returned to the 2004 Plan as a result of cancellations, forfeitures, repurchases or the expiration of awards, remained available for future grants. Also, in “Equity Compensation Plan Information” of the Proxy, the Company disclosed that as of December 31, 2006, 1,327,232 shares remained available for future grants under the 2004 Plan.

None of these disclosed share amounts reflect the 480,442 performance shares that potentially may be issued pursuant to the Company’s 2005 Long-Term Incentive Plan and 2006 Long-Term Incentive Plan (collectively, the “LTIP”), as such performance shares have not yet been earned and issued. These performance shares have been granted to certain executive employees, with the issuance of the maximum number of performance shares contingent upon the achievement of maximum performance targets under the LTIP. Assuming the full issuance of these performance shares, only 820,827 shares were available for future grants under the 2004 Plan as of March 23, 2007, and only 846,790 shares were available for future grants under the 2004 Plan as of December 31, 2006.   These 480,442 shares that may potentially be issued were included in the total of 537,167 unvested awards of performance awards, restricted stock and deferred stock as of December 31, 2006, as disclosed in Note 9 to our 10-K for fiscal 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: May 1, 2007
	By:	/s/ Leland P. Smith
Leland P. Smith, Executive Vice President and General Counsel